                                                                    EXHIBIT 11.1


FRESH CHOICE, INC.
COMPUTATIONS OF NET INCOME PER COMMON AND EQUIVALENT SHARE
(In thousands, except per share amounts)






                                                  Twelve Weeks Ended
                                                ----------------------
                                                March 23,    March 24,
                                                    1997         1996
                                                --------     --------
               Net loss                          $  (649)     $  (866)
                                                 =======      =======

                           Weighted average
                  common shares outstanding        5,661        5,584

                Common share equivalents(1)            -            -
                                                 -------      -------

                 Shares used in computation        5,661        5,584
                                                 =======      =======

                               Net loss per
                common and equivalent share      $ (0.11)     $ (0.16)
                                                 =======      =======





(1) Common share equivalents relating to stock options, warrants and convertible preferred shares have been excluded from the computations for 1997 and 1996 as they would be anti-dilutive.